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                                                                    Exhibit 99.2

MONDAY AUGUST 28, 9:33 AM EASTERN TIME

PRESS RELEASE

GREKA BUYS BACK OVER 18% OF ITS OUTSTANDING SHARES

NEW YORK--(BUSINESS WIRE)--Aug. 28, 2000--GREKA Energy Corporation (NASDAQ: GRKA
- news), a profitable, vertically-integrated oil and gas producer, today announced it entered into a settlement agreement with Capco Resources, Ltd. to buy back 800,000 shares of the Company's common stock at a fixed, undisclosed price.

The negotiated price includes Capco's settlement of all its outstanding debts owed to the Company and dismissal of the related litigation. The closing is scheduled to occur no later than October 30, 2000. Further, GREKA shall cancel the acquired 800,000 shares, resulting in a reduced total amount of 3,539,940 shares outstanding.

Of the remaining 490,000 shares of GREKA common stock previously issued to Capco in connection with GREKA's acquisition of Saba Petroleum Company, GREKA will maintain voting control over these shares owned by Capco through December 31, 2002. The settlement agreement further provides that Capco's continued ownership of 75,000 of these shares is contingent upon Capco's full payment of certain margin debt it incurred.

Mr. Randeep S. Grewal, Chairman, CEO & President, stated, "This settlement will eliminate material litigation and further enhance shareholder value by reducing the total outstanding shares by over 18% while increasing liquidity, as 32% of the current shares were tied up in this litigation and were not in the float. Management chose to settle with Capco to avoid continued litigation. In the legal proceeding, the Company sought to recover stock and amounts owed by Capco and related parties for unpaid accounts such as promissory notes, interest on notes, and reimbursable expenses. The settlement reached with Capco includes the Company's recovery of these amounts through the agreed-upon purchase price of the stock."

GREKA is an integrated company focused on exploiting E&P opportunities and penetrating new niche markets utilizing proprietary technology with emphasis on short radius horizontal drilling technology patented by BP Amoco (NYSE: BPA - news). In addition to owning and operating an asphalt refinery in California, the Company has oil and gas production, exploration and development activities in North America and the Far East, with primary areas of activity in California, Louisiana and China.

Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the statements in this Release are forward-looking statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ

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materially from results expressed or implied by forward-looking statements.
These risks and uncertainties include, among other things, volatility of oil prices, product demand, market competition, risks inherent in the Company's international operations, imprecision of reserve estimates, the availability of additional oil and gas assets for acquisition on commercially reasonable terms, and the Company's ability to replace and exploit its existing oil and gas reserves. These and other risks are described in the Company's Annual Report on Form 10-K and in the Company's other filings with the Securities and Exchange Commission.

Contact:
     GREKA Energy Corporation
     Susan M. Whalen, 212/218-4680
     smw@grekaenergy.com
        or
     Continental Capital & Equity Corp.
     Jim Blackman, 407/682-2001
     jblackman@insidewallstreet.com